Exhibit 10.1

January 18, 2006

Ms. Cynthia B. Merrell
c/o Cree, Inc.
4600 Silicon Drive
Durham, NC 27703

Dear Cindy:

This letter is intended to confirm the agreement we have reached today to extend your service as Chief Financial Officer (CFO) and Treasurer of Cree, Inc. (the "Company"). We have agreed to amend the letter agreement between you and the Company dated August 10, 2005 (the "Original Agreement") as follows:

1.  The first sentence of Paragraph 1 of the Original Agreement is amended to read as follows: "Your resignation as an officer of the Company and its subsidiaries will be effective on the date (the 'Resignation Effective Date') that is the earlier of: (a) the date a successor CFO, including any acting or interim CFO, becomes CFO by appointment of the Company's Board of Directors; or (b) May 5, 2006."

2.  The first sentence of Paragraph 2 of the Original Agreement is amended to read as follows: "Subject to the provisions of this letter agreement (the 'Letter Agreement'), from the date of this letter you will continue as an employee of the Company through December 31, 2006 (the 'Transition Period')."

3.  The Original Agreement, as amended hereby, continues in effect in accordance with its terms.

If this letter accurately set forth our understanding, please indicate your agreement by signing the enclosed copy of this letter and returning it to me.

Sincerely,

CREE, INC.

By:	/s/ Charles M. Swoboda
Charles M. Swoboda
Chairman and Chief Executive Officer

Accepted and agreed to:

/s/ Cynthia B. Merrell	1/18/06
Cynthia B. Merrell	Date